Exhibit 99.1

            Circuit City Stores, Inc. Promotes Two Senior Executives
  - Philip J. Schoonover Named President with W. Alan McCollough Continuing to
                 Serve as Chairman and Chief Executive Officer -
 - Michael E. Foss Named Executive Vice President and Chief Financial Officer -

Richmond, Va., Feb. 15, 2005--Circuit City Stores, Inc. (NYSE: CC) today announced the promotions of two of the Company's senior executives to positions of additional responsibility on the Circuit City senior management team.

At the regularly scheduled meeting of the Circuit City Board of Directors yesterday, Philip J. Schoonover, previously executive vice president and chief merchandising officer, was named president, effective immediately. W. Alan McCollough, who previously held the titles of chairman, president, and chief executive officer, will continue to serve as chairman and chief executive officer.

The Circuit City Board of Directors also promoted Michael E. Foss, who previously held the title of senior vice president and chief financial officer, to executive vice president and chief financial officer, also effective immediately.

Schoonover, 44, joined Circuit City in October 2004. As executive vice president and chief merchandising officer, Schoonover has been responsible for the merchandising buying group, supply chain, business development and strategy groups. Prior to joining Circuit City, he was executive vice president - customer segments at Best Buy Co., Inc. from April 2004 until September 2004. Schoonover joined Best Buy in 1995, and served in various senior management positions in merchandising and new business development. He has also held senior management positions with TOPS Appliance City and held senior sales and marketing positions with Sony Corporation of America.

Foss, 47, joined Circuit City in June 2003. As senior vice president and chief financial officer, Foss has focused on reducing the cost and expense structure, improving the gross profit margins and rebuilding the Company's financial planning and analysis functions.

"We are very pleased to recognize the outstanding performance of both Phil Schoonover and Mike Foss since each of them joined the Circuit City team," said
W. Alan McCollough, chairman and chief executive officer of Circuit City Stores, Inc. "As we said in announcing his appointment last October, Phil is a proven consumer electronics retailing leader with a strong background in developing new ideas and bringing them to the marketplace. He has already made a significant difference and has played a key role in the progress towards building a new Circuit City. And Mike's extensive financial background and commitment to operational improvement have added an important dimension to our senior leadership team. The Board and I are delighted to recognize Phil's and Mike's outstanding performance to date and we look forward to their continuing contributions to our efforts to build value for our shareholders."

About Circuit City Stores, Inc.
Richmond, Va.-based Circuit City Stores, Inc. is a leading specialty retailer of consumer electronics. The Company's domestic segment operates 630 Superstores and five mall-based stores in 160 U.S. markets and its international segment operates through more than 1,000 retail stores and dealer outlets in Canada. Circuit City also operates a Web site at http://www.circuitcity.com.

Contact:  Bill Cimino, Director of Corporate Communications, 804-418-8163

                                      ####